Exhibit 12.01

                   Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                 Nine months ended September 30,
                                                 -------------------------------

                                                      1998            1997
                                                    -------         -------
Income before income taxes                          $310.6          $269.6
Elimination of undistributed equity earnings          (0.4)           (0.7)
Interest                                             522.2           410.8
Portion of rentals deemed to be interest               8.5             7.1
                                                    -------         -------
  Earnings available for fixed charges              $840.9          $686.8
                                                    =======         =======

Fixed charges
Interest                                            $522.2          $410.8
Portion of rentals deemed to be interest               8.5             7.1
                                                    -------         -------
  Fixed charges                                     $530.7          $417.9
                                                    =======         =======

Ratio of earnings to fixed charges                    1.58x           1.64x
                                                    =======         =======